For more information:                              For immediate release:
Bob Dye                                            March 4, 2003
414-224-2725
rdye@jc.com



David J. Drury joins board of Journal Communications


David J. Drury was named Tuesday to the board of directors of Journal Communications.


Drury is president and owner of Poblocki & Sons, a designer, manufacturer and installer of custom architectural signs.


"Dave Drury is well respected in the business community as an astute entrepreneur with terrific experience and significant business and financial expertise," said Steven J. Smith, chairman and chief executive officer of Journal Communications. "He is a great addition to our board, and we are pleased to welcome him."


Drury said, "Journal Communications is a strong company with a tremendous heritage. I look forward to being a part of the continued growth and prosperity of the business."


Before moving to Milwaukee-based Poblocki in 1999, Drury, 54, was president and owner of Stolper-Fabralloy Co., a supplier of components and assemblies to the aerospace and gas turbine generator industries with operations in Wisconsin and Arizona. From 1989 to 1993, he was executive vice president, chief financial officer and a shareholder in the Oldenburg Group, an industrial holding company. He was with PricewaterhouseCoopers from 1971 until 1989, serving as managing partner of the Milwaukee office from 1986 to 1989.


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March 4, 2003



Drury also serves on the board of directors of Plexus Corp., St. Francis Capital Corp., Fiskars Brands, Adaptive Micro Systems and Petersen Builders Inc.

Journal Communications is a diversified media and communications company operating businesses in newspaper publishing, radio and television broadcasting, telecommunications and printing services. In addition, the company operates a label printing business and a direct marketing services business.



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